Exhibit 99.1

  ABAXIS Reports Record Financial Results for the First Quarter of Fiscal 2005

    Record Quarterly Reagent Disc Sales of 701,000 Units as Total Quarterly
                     Revenues Up 28% From Prior Year Period

      UNION CITY, Calif., July 22 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported record financial results for the first fiscal quarter ended June 30, 2004. Highlights include:

    -- Quarterly revenues of $13.2 million, a 28% increase over the same period last year.

    -- Diluted EPS: $0.07 versus $0.04 in the same period last year.
    -- U.S. sales of $11.5 million, a 28% increase over the same period last year.

    -- International sales of $1.7 million, a 27% increase, compared to the same period last year.

    -- Medical sales: up 39% to $2.2 million, representing 17% of total revenues.

    -- Quarterly recurring reagent disc and hematology reagent revenue of $8.5 million, a 31% increase over the same period last year.

    -- Quarterly total reagent disc sales of 701,000 units, a 31% increase over the same period last year.

    -- Quarterly medical reagent disc sales of 89,000 units, a 62% increase over the same period last year.

    -- Quarterly veterinary reagent disc sales of 612,000 units, a 28% increase over the same period last year.

    Quarterly Results: For the first fiscal quarter, ABAXIS reported record revenues of $13.2 million, compared with revenues of $10.3 million for the comparable period last year, an increase of 28 percent. Instrument revenue and recurring reagent disc and hematology reagent revenue increased by 32 and 31 percent, respectively, over the same period last year. The Company reported net income attributable to common shareholders of $1.4 million, compared to $659,000 for the same period last year; an increase of 118 percent. Net income for the quarter benefited from the conversion, in October 2003, of Series D and E Preferred Stock into common shares; thereby eliminating the Company's obligation to distribute preferred dividends in the quarter ended June 30, 2004. The Company's effective tax rate in the quarter ended June 30, 2004 was 39% compared to 3% in the same period last year. The Company reported diluted net income per share of $0.07 (calculated based on 21,901,000 shares), compared to $0.04 per share (calculated based on 17,480,000 shares) for the same period last year.

    Other Reported Information: Recurring reagent disc and hematology reagent revenue for the first fiscal quarter was $8.5 million, up 31 percent over the $6.5 million reported in the same period last year. During the quarter, the Company sold 701,000 medical and veterinary reagent discs, an increase of 31 percent compared to 534,000 medical and veterinary reagent discs sold during the same period last year. The Company sold 2,974 veterinary hematology reagent kits during the quarter, up 32 percent compared to 2,256 hematology reagent kits sold for the same period last year. The Company ended the quarter with $18.7 million in cash, cash equivalents and short-term investments and no long-term debt.

    Clint Severson, chairman, president and chief executive officer of ABAXIS, Inc., said, "The results of the first quarter reflect our continued focus on the execution of our strategic business plan. During the quarter we achieved strong operating results geographically -- domestically up 28 percent and internationally up 27 percent -- and along all product lines, compared to the same period last year. We are especially pleased with the strong increase in medical reagent disc sales on a comparable basis, as well as the continued strength in our flagship veterinary business. We are pleased to be off to a strong start for fiscal year 2005."

    Mr. Severson continued, "During the quarter the U.S. Food and Drug Administration granted CLIA waiver status for our lipids test panel when used in conjunction with the ABAXIS Piccolo point of care analyzer. We are pleased with the recognition that our lipids panel and the Piccolo analyzer deliver high accuracy results from multiple analytes in a point of care setting without the requirement of specialized staff training. Rapid turnaround, accuracy of results and convenience are the hallmarks of ABAXIS technology.
We are gratified with this CLIA waiver determination by the F.D.A."

    Also during the quarter ABAXIS signed an agreement with Henry Schein, Inc. to sell and distribute the ABAXIS VetScan Chemistry and Hematology Systems, along with the associated consumable merchandise. Henry Schein's Veterinary Division serves more than 70 percent of the estimated 24,000 veterinary clinics in the United States.

    Conference Call

    ABAXIS has scheduled a conference call to discuss its financial results at 4:15 p.m. EDT Thursday, July 22, 2004. Participants can dial 877-356-5706 or 706-643-0580 to access the conference call, or can listen via a live Internet web cast which can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling 800-642-1687 or 706-645-9291, access code 8767446, through July 26, 2004.
This press release is also available prior to and after the call via ABAXIS' website or the Securities Exchange Commission's website at www.sec.gov.

    About ABAXIS

    ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact,
6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company's share price, the market acceptance of the Company's products and the continuing development of its products, required United States Food and Drug Administration ("FDA") clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company's intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.


     ABAXIS, Inc.
     Summary of Financial Information
     (In thousands, except per share data)
     (Unaudited)

                                                        Three Months Ended
                                                             June 30
                                                     2004               2003

    Net revenues                                   $13,242           $10,326

    Costs and operating expenses:
         Cost of revenues                            6,074             5,220
         Selling, general and administrative         3,641             3,217
         Research and development                    1,237             1,032
    Total costs and operating expenses              10,952             9,469

    Income from operations                           2,290               857
    Interest and other income                           60                48
    Interest and other expense                          (6)              (18)
    Net income before income taxes                   2,344               887
    Income tax provision                               910                24
    Net Income                                      $1,434              $863
    Basic net income per share (a)                   $0.07             $0.04
    Diluted net income per share (a)                 $0.07             $0.04

    Weighted average common shares
     outstanding - basic                            19,575            16,921

    Weighted average common shares
     outstanding - diluted                          21,901            17,480

    (a) Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended June 30, 2004 was $1,434,000. Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended June 30, 2003 was $659,000, which includes dividends of $204,000.


     ABAXIS, Inc.
     Balance Sheet Data:
     (Unaudited and in thousands)

                                                   June 30,          March 31,
                                                     2004              2004
    Current assets:
     Cash and cash equivalents                     $10,670            $9,324
     Short-term investments                          7,998             7,998
     Trade receivables (net)                         9,023             8,202
     Inventories                                     5,829             5,736
     Prepaid expenses                                  439               384
     Net deferred tax asset - current                1,026               609
       Total current assets                         34,985            32,253
     Property and equipment, net                     8,352             8,191
     Intangible assets, net                            656               675
     Deposits and other assets                         135               155
     Net deferred tax asset - non-current           19,718            20,624
       Total assets                                $63,846           $61,898

    Current liabilities:
      Accounts payable                              $2,548            $2,721
      Dividends payable                                 --                28
      Accrued payroll and related expenses           2,387             2,853
      Other accrued liabilities                        507               319
      Warranty reserve                                 164               181
      Deferred revenue                                 266               264
      Current portion of capital lease obligations      21                22
        Total current liabilities                    5,893             6,388

    Non-current liabilities:
      Capital lease obligations, less current portion   11                16
      Deferred rent                                    425               409
      Deferred revenue, less current portion           546               474
      Commission obligation, less current portion       33                39
        Total non-current liabilities                1,015               938

    Shareholders' equity:
      Common stock                                  93,373            92,441
      Accumulated deficit                          (36,435)          (37,869)
        Total shareholders' equity                  56,938            54,572
        Total liabilities and shareholders'
         equity                                    $63,846           $61,898


        Reconciliation of Net Income to Net Income Attributable to Common
                                  Shareholders
                                 (in thousands)

                                                     Three Months Ended
                                                         June 30
                                                       2004      2003

    Net income                                       $1,434      $863
    Preferred dividends                                  --      (204)
    Net income attributable to common shareholders   $1,434      $659


                       Customer and Geographic Information
                                 (in thousands)

                                                   Three Months Ended
                                                        June 30
                                                     2004       2003

    United States                                  $11,512     $8,962
    International                                    1,730      1,364
    Total revenues                                 $13,242    $10,326


                         Customer and Market Information
                                 (in thousands)

                                                    Three Months Ended
                                                         June 30
                                                     2004        2003

    Medical Market                                  $2,240      $1,607
    Veterinary Market                               10,510       8,246
    Other                                              492         473
    Total revenues                                 $13,242     $10,326


SOURCE  ABAXIS, Inc.
    -0-                             07/22/2004
    /CONTACT: Clint Severson, Chief Executive Officer of ABAXIS, Inc., +1-510-675-6500; or Retail: Joe Dorame, or Institutional/Analysts: Joe Diaz, +1-480-675-0400, both of RCG Capital Markets Group, for ABAXIS, Inc./
    /Web site:  http://www.abaxis.com /
    (ABAX)

CO:  ABAXIS, Inc.
ST:  California
IN:  HEA MTC BIO
SU:  ERN